                                                                      Exhibit 12

                                 LA QUINTA INNS, INC.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (in thousands, except ratios)



                                              Nine Months
                                           Ended September 30                     Years Ended December 31
                                          ---------------------    -------------------------------------------------------
                                            1996        1995        1995        1994        1993        1992        1991
                                         --------     -------     -------     -------     -------     -------     -------
Earnings (loss) before income
    taxes, extraordinary items
    and cumulative effect of
    accounting change (1). . . . . . .   $ 82,020    $ 68,970    $ 82,994    $ 61,991     $31,836     $(7,270)    $ 2,185
Partners' equity in earnings . . . . .      1,264       9,611      10,227      11,406      12,965      15,081       9,421
Partners' equity in earnings of
    combined unincorporated
    ventures that do not have
    fixed charges. . . . . . . . . . .       (705)     (1,452)     (1,854)     (1,577)     (1,652)     (1,504)       (845)
Fixed charges. . . . . . . . . . . . .     35,952      32,015      42,797      40,814      32,477      34,270      40,012
Interest capitalized . . . . . . . . .     (3,596)       (817)     (1,313)       (889)         --         (50)         --
Amortization of capitalized
    interest . . . . . . . . . . . . .        647         599         803         772         799         799       1,064
                                         --------    --------    --------    --------     -------     -------     -------
     Earnings as adjusted. . . . . . .   $115,582    $108,926    $133,654    $112,517     $76,425     $41,326     $51,837
                                         --------    --------    --------    --------     -------     -------     -------
                                         --------    --------    --------    --------     -------     -------     -------

Fixed charges:
    Interest on long-term debt
     (before capitalized
     interest) . . . . . . . . . . . .   $ 35,141    $ 31,220    $ 41,734    $ 39,749     $31,366     $33,137     $38,713
    Portion of rental expense
     allocated to interest . . . . . .        811         795       1,063       1,065       1,111       1,133       1,299
                                         --------    --------    --------    --------     -------     -------     -------
      Total fixed charges. . . . . . .   $ 35,952    $ 32,015    $ 42,797    $ 40,814     $32,477     $34,270     $40,012
                                         --------    --------    --------    --------     -------     -------     -------
                                         --------    --------    --------    --------     -------     -------     -------
Ratio of earnings to fixed
    charges. . . . . . . . . . . . . .        3.2x        3.4x        3.1x        2.8x        2.4x        1.2x        1.3x
                                         --------     -------     -------     -------     -------     -------     -------
                                         --------     -------     -------     -------     -------     -------     -------


(1) The Nine Months Ended September 30, 1996 and 1995 and the Year Ended December 31, 1995, include a non-cash provision for premature retirement of assets totaling $12,203, $8,577 and $12,630, respectively.


                                          16